FDA Grants ALRT Clearance for Insulin Dose Adjustment (IDA) Feature

IDA is designed to ensure that patients get an effective and timely insulin dose(s) based on accurate data about their specific needs

(September 19, 2017 -- RICHMOND, VA) The United States Food and Drug Administration (FDA) has granted clearance to ALR Technologies Inc. (OTCQB: ALRT) for an innovative insulin dose adjustment (IDA) feature of the ALRT diabetes management system.

The ALRT system with IDA uses the American Association of Clinical Endocrinologists (AACE) and American Diabetes Association (ADA) insulin dosing guidelines to process patient blood glucose values to provide reference doses based on the guidelines. The reference doses are compared with the patient's current insulin dose(s) to determine whether current insulin dosing is optimal. If there is a difference between the patient's current insulin dose(s) and the reference doses, this difference will be flagged and a notification sent to the managing healthcare provider (HCP) suggesting an insulin dose review. The blood glucose values are uploaded directly from the patient's blood glucose meter.

"With FDA clearance for Insulin Dose Adjustment, it will simplify insulin dosing for healthcare providers," said Sidney Chan CEO of ALR Technologies. "First, it makes it easy for healthcare providers to titrate insulin dosing for new insulin patients. Second, it will help healthcare providers to prescribe optimal dose(s) for patients on insulin, addressing the so called 'insulin glass ceiling'. IDA is designed to ensure that patients get an effective and timely dose based on accurate data about their specific needs," said Chan. Insulin manufacturer Novo Nordisk estimates that morbidity and mortality rates resulting from medication errors add an estimated $1,900 per patient to total U.S. health care costs and remember, about half of that is mistakes with insulin.[1]

The IDA feature is intended only for insulin-requiring Type 2 diabetes patients to provide the physician with two reference doses. IDA is not indicated for patients who utilize insulin pumps and it is limited to adults with Type 2 diabetes on fixed dose regimen of insulin.

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About ALR Technologies Inc.
ALR Technologies is a medical device company providing an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters. The System processes and streamlines collected data to support clinicians and caregivers to improve patient outcomes and assist health plans to optimize their investments in chronic disease care. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com

[1] http://www.diabetesincontrol.com/a-review-of-insulin-errors/